RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-203433

Final Pricing Supplement

Pricing Supplement Dated October 29, 2015 to
the Product Prospectus Supplement Dated June
3, 2015, Prospectus Supplement Dated April 30,
2015, and Prospectus, Dated April 30, 2015
$3,000,000 Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities

Royal Bank of Canada is offering Autocallable Reverse Convertible Notes (“RevCons” or the “Notes”) linked to the Worst Performing of three equity securities: (1) The Blackstone Group LP, (2) Honeywell International Inc. and (3) the Financial Select Sector SPDR Fund. The RevCons offered are senior unsecured obligations of Royal Bank of Canada, will pay a coupon at the interest rate specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement, as set forth below.
The RevCons do not guarantee any return of principal at maturity. Any payments on the RevCons are subject to our credit risk.
Investing in the RevCons involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated April 30, 2015, “Additional Risk Factors Specific to Your Notes” beginning on page PS-4 of the product prospectus supplement dated June 4, 2015 and “Selected Risk Considerations” beginning on P7 of this pricing supplement.
The RevCons will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Listing:	None
Pricing Date:	October 29, 2015	Principal Amount:	$1,000 per RevCons
Issue Date:	November 3, 2015	Coupon Payments:	Each coupon will be paid in equal monthly payments (30/360), unless the Notes are previously called

Reference Stocks	Initial Stock Prices	Barrier Prices
The Blackstone Group LP (“BX”)	34.41	22.37 (65% of the Initial Stock Price, rounded to two decimal places)
Honeywell International Inc. (“HON”)	102.71	66.76 (65% of the Initial Stock Price, rounded to two decimal places)
Financial Select Sector SPDR Fund (“XLF”)	24.42	15.87 (65% of the Initial Stock Price, rounded to two decimal places)

Final Stock Price:	The closing price of each Reference Stock on the valuation date.
Automatic Call:
The Notes will be automatically called if the closing prices of all of the Reference Stocks are equal to or greater than their respective Initial Stock Price on a quarterly Call Date. The Call Price will be 100% of the principal amount, plus any accrued and unpaid interest to but excluding the Call Settlement Date.

Payment at Maturity (if held to maturity):
For each $1,000 principal amount, $1,000 plus any accrued and unpaid interest at maturity, unless the Final Stock Price of any Reference Stock is less than its respective Barrier Price.
If the Final Stock Price for any Reference Stock is less than its Barrier Price, then the investor will receive at maturity, instead of the principal amount, in addition to accrued and unpaid interest, the number of shares of the Worst Performing Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.
Investors could lose some or all of their investment at maturity if there has been a decline in the trading price of any Reference Stock.

Monitoring Period:	The Valuation Date.
Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Worst Performing Reference Stock equal to the principal amount divided by its Initial Stock Price, subject to adjustment as described in the product prospectus supplement.

Term of Notes	Cusip	Coupon Rate	Principal Amount	Price to Public	Agent’s Commission	Proceeds to Royal Bank of Canada
12 months	78013GAJ4	9.60% per annum	$3,000,000	100%	$15,000 0.50%	$2,985,000 99.50%

The initial estimated value of the Notes as of the Pricing Date is $970 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below. See also “Supplemental Plan of Distribution (Conflicts of Interest)” below, which includes a discussion of fees we will pay in connection with this offering.
We may use this pricing supplement in the initial sale of the RevCons. In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the RevCons after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This pricing supplement relates to an offering of Autocallable Reverse Convertible Notes (“RevCons” or the “Notes”) linked to the worst performing of three equity securities, (each a “Reference Stock,” and collectively, the “Reference Stocks”).  The Notes have a term of one year.

Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Medium-Term Notes, Series G
Pricing Date:	October 29, 2015
Issue Date:	November 3, 2015
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Coupon Rate:	9.60% per annum.
Coupon Payment:	Each coupon will be paid in equal monthly payments (30/360), unless the Notes are previously called.
Coupon Payment Dates:	December 3, 2015, January 4, 2016, February 3, 2016, March 3, 2016, April 4, 2016, May 3, 2016, June 3, 2016, July 5, 2016, August 3, 2016, September 6, 2016, October 3, 2016 and the Maturity Date.
Automatic Call:	If, on any Call Date, the closing prices of all of the Reference Stocks are equal to or greater than their respective Call Price, then the Notes will be automatically called.
Payment if Called:
If the Notes are automatically called, then, on the Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus any accrued and unpaid interest to but excluding the applicable Call Settlement Date.

Call Prices:	The Initial Stock Price of the applicable Reference Stock.
Call Dates:	January 29, 2016, April 29, 2016, July 29, 2016 and the Valuation Date
Call Settlement Date:	Three business days following the applicable Call Date.
Valuation Date:	October 31, 2016
Maturity Date:	November 3, 2016, unless subject to the Automatic Call.
Reference Stocks:	The Blackstone Group LP (“BX”), Honeywell International Inc. (“HON”) and Financial Select Sector SPDR Fund (“XLF”).
Worst Performing Reference Stock:	The Reference Stock which has the lowest Percentage Change. “Percentage Change” means, expressed as a percentage, an amount equal to:
Final Stock Price-Initial Stock Price Initial Stock Price

P2	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
Term:	As set forth on the cover page.
Initial Stock Prices:	As set forth on the cover page.
Barrier Prices:	As set forth on the cover page.
Final Stock Prices:	The closing price of each Reference Stock on the Valuation Date.
Payment at Maturity (if held to maturity):
For each $1,000 in principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Stock Price of any Reference Stock is less than its Barrier Price.
If the Final Stock Price of any Reference Stock is less than its Barrier Price, then the investor will receive at maturity, instead of the principal amount of the Notes, in addition to any accrued and unpaid interest, the number of shares of the Worst Performing Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.  If we elect to deliver shares of the Worst Performing Reference Stock, fractional shares will be paid in cash.
Investors in the Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of any Reference Stock.

Monitoring Period:	The Monitoring Period will consist solely of the Valuation Date.
Monitoring Method:	Close of Trading Day.
Physical Delivery Amount:
For each $1,000 in principal amount of the Notes, a number of shares of the Worst Performing Reference Stock equal to the principal amount divided by its Initial Stock Price, subject to adjustment as described in the product prospectus supplement.  If this number is not a round number, then the number of shares of the Worst Performing Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Cash Delivery Amount:	The product of the Physical Delivery Amount multiplied by the Final Stock Price of the Worst Performing Reference Stock.
Calculation Agent:	RBC Capital Markets, LLC
Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None
Settlement:	DTC global notes
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and on pages P2 and P3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

P3	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015 and the product prospectus supplement dated June 3, 2015, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated April 30, 2015 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated June 3, 2015, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm
Prospectus Supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm
Product Prospectus Supplement dated June 3, 2015:
https://www.sec.gov/Archives/edgar/data/1000275/000121465915004585/a63151424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P4	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The examples set forth below are provided for illustration purposes only.  The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of any Reference Stock.  The hypothetical terms do not purport to be representative of every possible scenario concerning increases or decreases in the price of each Reference Stock on the Valuation Date relative to its price on the Pricing Date.  We cannot predict the actual performance of each Reference Stock.
The table below illustrates the Payment at Maturity of the notes (excluding the final Coupon Payment) for a hypothetical range of performance for the Worst Performing Reference Stock, assuming an Initial Stock Price of $100.00, a Barrier Price of $65.00 and an initial investment of $1,000, and assuming the notes are not called. Hypothetical Final Stock Prices are shown in the first column on the left.  For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Stock Price and no market disruption events. The second column shows the Payment at Maturity for a range of Final Stock Prices on the Valuation Date.  The third column shows the Physical Delivery Amount as a number of shares of the Worst Performing Reference Stock. The fourth column shows the Cash Delivery Amount, should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date.
We make no representation or warranty as to which of the Reference Stocks will be the Worst Performing Reference Stock for purposes of calculating the payment, if any, we will deliver or pay on the Maturity Date.
Hypothetical Final Stock Price of the Worst Performing Reference Stock	Payment at Maturity as Percentage of Principal Amount	Physical Delivery Amount as Number of Shares of the Worst Performing Reference Stock	Cash Delivery Amount
$100.00	100.00%	n/a	n/a
$90.00	100.00%	n/a	n/a
$80.00	100.00%	n/a	n/a
$65.00	100.00%	n/a	n/a
$64.90	Physical or Cash Delivery Amount	n/a	$649.00
$60.00	Physical or Cash Delivery Amount	10.00	$600.00
$50.00	Physical or Cash Delivery Amount	10.00	$500.00
$40.00	Physical or Cash Delivery Amount	10.00	$400.00
$25.00	Physical or Cash Delivery Amount	10.00	$250.00
$0.00	Physical or Cash Delivery Amount	10.00	$0.00

P5	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.
Example 1: The price of the Worst Performing Reference Stock increases by 25% from the Initial Stock Price of $100.00 to the Final Stock Price of $125.00.  Because the closing price of the Worst Performing Reference Stock on the Valuation Date is greater than the Barrier Price of $65.00, the investor receives at maturity, in addition to any accrued and unpaid coupon on the securities, a cash payment of $1,000.00 per security, despite the 25% appreciation in the value of the Worst Performing Reference Stock.

Example 2: The price of the Worst Performing Reference Stock decreases by 20% from the Initial Stock Price of $100.00 to the Final Stock Price of $80.00.  Because the closing price of the Worst Performing Reference Stock on the Valuation Date is greater than the Barrier Price of $65.00, the investor receives at maturity, in addition to any accrued and unpaid coupon on the securities, a cash payment of $1,000.00 per security, despite the 20% decline in the value of such Worst Performing Reference Stock.

Example 3: The price of the Worst Performing Reference Stock decreases by 50% from the Initial Stock Price of $100.00 to the Final Stock Price of $50.00. Because the closing price of the Worst Performing Reference Stock is less than the Barrier Price of $65.00 on the Valuation Date, we will pay the Physical Delivery Amount (or at our option, the Cash Delivery Amount), in addition to any accrued and unpaid coupon on the securities.  As of the Valuation Date, the value of the Physical Delivery Amount (or Cash Delivery Amount, if applicable) that you will receive is $500 per $1,000 in principal amount of the notes, representing a 50% loss of your principal amount. This $500 payment, together with the $96.00 of interest payable per $1,000 in principal amount of the Notes over their term, results in the loss of 40.40% of a $1,000 investment.
*   *  *

The Payments at Maturity shown above are entirely hypothetical; they are based on market prices for the Reference Stocks that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Stock.  Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.
Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments.  For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond purchased, and an option sold, by the investor (with an implicit option premium paid over time to the investor).  The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.

P6	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stocks.  These risks are explained in more detail in the section “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•	Principal at Risk — Investors in the Notes could lose some or a substantial value of their principal amount if there is a decline in the trading price of any Reference Stock between the pricing date and the Valuation Date. The rate of interest payable on the Notes may not be sufficient to compensate for any such loss.
•	Notes Are Linked to the Worst Performing Reference Stock — If any of the Reference Stocks has a Final Stock Price that is less than its Barrier Price, your return will be linked to the worst performing of the three Reference Stocks. It is possible that each of the Reference Stocks will have a negative Percentage Change.
•	The Notes Are Subject to an Automatic Call — If, on any Call Date, the closing price of each Reference Stock is equal to or greater than its Call Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date. You will not receive any interest payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.
•	The Payments on the Notes Are Limited — The payments on the Notes will be limited to the Coupon Payments. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Stocks or in a security directly linked to the positive performance of the Reference Stocks.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the payments due on the Notes is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the value of the Reference Stocks increase after the Pricing Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
•	Market Disruption Events and Adjustments — The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Consequences of Market Disruption Events” in the product prospectus supplement.
•	The Initial Estimated Value of the Notes Is Less than the Price to the Public - The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of

P7	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.
•	The Initial Estimated Value of the Notes on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set - The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your notes.
Additional Risks Relating to the Notes Linked to the XLF
•	The securities composing the underlying index are concentrated in one sector. —All of the securities included in the XLF’s underlying index are issued by companies in the financial services industry. As a result, the securities that will determine the performance of the XLF and their impact on the value of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities composing the underlying index, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the market sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
•	There are risks associated with the financial services industry. —The XLF invests in financial services companies, which are subject to extensive governmental regulation that may limit both the amounts and types of loans and other financial commitments they can make and the interest rates and fees they can charge. Market or economic factors impacting financial services companies and companies that rely heavily on the financial services industry

P8	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
could have a major effect on the value of the XLF’s investments. Profitability is largely dependent on the availability and cost of capital, and can fluctuate significantly when interest rates change or due to increased competition. In addition, adverse conditions in the financial industry during the past several years generally has caused an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Events during the past several years in the financial sector have resulted, and may continue to result, in an unusually high degree of volatility in the financial markets, both domestic and foreign, and caused certain financial services companies to incur large losses. Numerous financial services companies have experienced substantial declines in the valuations of their assets, taken action to raise capital (such as the issuance of debt or equity securities), or even ceased operations. These actions have caused the securities of many financial services companies to experience a dramatic decline in value, as compared to their value prior to 2008. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. As a result, the XLF will be more volatile than an exchange-traded fund whose sector(s) is more diversified.

•	Changes that affect the underlying index will affect the market value of the Notes and the amount you will receive at maturity. The policies of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), the Index Compilation Agent of the underlying index, concerning the calculation of the underlying index, additions, deletions or substitutions of the components of the underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying index and, therefore, could affect the share price of the XLF, the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if Merrill Lynch changes these policies, for example, by changing the manner in which it calculates the underlying index, or if Merrill Lynch discontinues or suspends the calculation or publication of the underlying index.

•	Adjustments to the XLF could adversely affect the Notes. SSgA Funds Management, Inc. (“SSFM”), as the investment advisor of the XLF, is responsible for calculating and maintaining the XLF. SSFM can add, delete or substitute the stocks comprising the XLF. SSFM may make other methodological changes that could change the price of the XLF at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

•	We have no affiliation with Merrill Lynch and will not be responsible for any actions taken by Merrill Lynch. Merrill Lynch is not an affiliate of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of Merrill Lynch, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. Merrill Lynch has no obligation of any sort with respect to the Notes. Thus, Merrill Lynch has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to Merrill Lynch.

P9	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
•	We and our affiliates do not have any affiliation with SSFM and are not responsible for its public disclosure of information. We and our affiliates are not affiliated with SSFM in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the XLF. SSFM is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the XLF that might affect the value of the Notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about SSFM or the XLF contained in any public disclosure of information. You, as an investor in the Notes, should make your own investigation into the XLF.

P10	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
U.S. FEDERAL TAX INFORMATION
RevCon 78013GAJ4: 0.56% of each stated interest payment (9.60% in total) will be treated as an interest payment and 9.04% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.
Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated June 3, 2015 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to your Notes, and is supplemented by the following disclosure:
Recently finalized U.S. Treasury Department regulations provide that withholding on “dividend equivalent” payments (as discussed in the product prospectus supplement), if any, will not apply to Notes issued before January 1, 2016.
The U.S. Treasury Department and the IRS have announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the product prospectus supplement) on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018.

P11	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
INFORMATION REGARDING THE REFERENCE STOCKS
Each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”).  Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding each Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding each issuer of the Reference Stocks is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by each issuer with the SEC, information published by it on its respective website or in any other format, information about it obtained from any other source or the information provided below.
The Blackstone Group LP
The Blackstone Group LP is a global alternative asset manager and provider of financial services. Its limited partnership interests trade on the New York Stock Exchange under the symbol “BX.”
Information filed with the SEC under the Exchange Act can be located by referencing its CIK number: 0001393818
Honeywell International Inc.
Honeywell International Inc. is a diversified technology and manufacturing company providing aerospace products and services, control, sensing and security technologies, turbochargers, automotive products, specialty chemicals, electronic and advanced materials, process technology for refining petrochemicals, and energy efficient products and solutions. Its common stock trades on the New York Stock Exchange under the symbol “HON.”
Information filed with the SEC under the Exchange Act can be located by referencing its CIK number: 0000773840
Financial Select Sector SPDR® Fund
The Financial Select Sector SPDR® Fund is an exchange-traded fund incorporated in the USA. The Fund’s objective is to provide investment results that, before expenses, correspond to the performance of the Financial Select Sector. The fund is listed on the NYSE Arca under the ticker symbol “XLF”.  Information filed with the SEC under the Exchange Act can be located by referencing its CIK number: 0001064641
Investment Objective
The Financial Select Sector SPDR® Fund seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the Financial Select Sector Index.
Investment Strategy — Replication
The Fund utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The Fund typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as that index. The Fund will normally invest at least 95% of its total assets in the common stocks that comprise the applicable underlying index.

P12	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
Financial Select Sector Index
The underlying is one of eleven Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in the underlying index is a constituent company of the S&P 500 Index; and (2) the underlying index is calculated by S&P Dow Jones Indices LLC (“S&P DJI”) based on methodology proprietary to S&P DJI and Merrill Lynch (collectively, the “Index Provider”) using a “modified market capitalization” methodology, which means that the modifications may be made to the market capitalization weights of stock concentrations in order to conform to the requirements of the internal Revenue Code of 1986, as amended (the “Internal Revenue Code” or “IRC”).
Eligibility Criteria for Index Components
The stocks included in e ach Select Sector Index are selected by Merrill Lynch acting as Index Compilation Agent, in consultation with Standard & Poor’s Financial Services LLC (“S&P”), from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.
•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.
•	Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.
•	S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.
Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements.
Calculation of the Underlying Index
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

P13	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

P14	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
HISTORICAL INFORMATION
The following graphs set forth the recent historical performances of each Reference Stock.  In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Reference Stock.  The information provided in each table is for the four calendar quarters of 2011, 2012, 2013, and 2014, the three calendar quarters of 2015, and for the period from October 1, 2011 to October 29, 2015.
We obtained the information regarding the historical performance of each Reference Stock in the charts below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the market prices of each Reference Stock on the Valuation Date.  We cannot give you assurance that the performance of each Reference Stock will not result in the loss of all or part of your investment.
P15	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing P rice of the Reference Stock in ($)
1/1/2011	3/31/2011	18.59	13.96	17.54
4/1/2011	6/30/2011	19.25	15.65	16.25
7/1/2011	9/30/2011	17.44	11.28	11.75
10/1/2011	12/30/2011	15.44	10.31	13.74

1/1/2012	3/30/2012	16.92	13.83	15.64
4/1/2012	6/29/2012	15.75	10.92	12.82
7/1/2012	9/28/2012	15.31	12.26	14.01
10/1/2012	12/31/2012	15.53	13.06	15.29

1/1/2013	3/28/2013	20.68	15.63	19.41
4/1/2013	6/28/2013	23.34	18.40	20.66
7/1/2013	9/30/2013	25.12	19.94	24.42
10/1/2013	12/31/2013	31.33	24.08	30.90

1/1/2014	3/31/2014	34.64	28.96	32.62
4/1/2014	6/30/2014	33.83	27.04	32.81
7/1/2014	9/30/2014	35.40	30.13	30.88
10/1/2014	12/31/2014	34.04	26.06	33.19

1/1/2015	3/31/2015	38.87	31.76	38.15
4/1/2015	6/30/2015	43.59	37.58	40.10
7/1/2015	9/30/2015	41.79	28.05	31.07
10/1/2015	10/29/2015	35.24	30.46	33.78
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P16	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	59.95	52.98	59.71
4/1/2011	6/30/2011	62.27	55.38	59.59
7/1/2011	9/30/2011	60.65	41.51	43.91
10/1/2011	12/30/2011	55.81	41.22	54.35

1/1/2012	3/30/2012	62.00	54.73	61.05
4/1/2012	6/29/2012	61.47	52.21	55.84
7/1/2012	9/28/2012	61.95	52.73	59.75
10/1/2012	12/31/2012	64.49	58.29	63.47

1/1/2013	3/28/2013	75.75	64.16	75.35
4/1/2013	6/28/2013	81.24	70.92	79.34
7/1/2013	9/30/2013	87.54	77.33	83.04
10/1/2013	12/31/2013	91.55	81.06	91.37

1/1/2014	3/31/2014	95.90	88.12	92.76
4/1/2014	6/30/2014	96.49	89.97	92.95
7/1/2014	9/30/2014	98.00	90.18	93.12
10/1/2014	12/31/2014	102.39	82.89	99.92

1/1/2015	3/31/2015	106.15	96.50	104.31
4/1/2015	6/3/2015	107.10	100.15	101.97
7/1/2015	9/30/2015	107.41	87.15	94.69
10/1/2015	10/29/2015	103.83	93.02	102.94
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P17	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	17.20	15.80	16.41
4/1/2011	6/30/2011	16.75	14.62	15.33
7/1/2011	9/30/2011	15.70	11.35	11.83
10/1/2011	12/30/2011	14.17	10.96	13.00

1/1/2012	3/30/2012	16.01	13.12	15.78
4/1/2012	6/29/2012	15.98	13.30	14.62
7/1/2012	9/28/2012	16.44	14.09	15.60
10/1/2012	12/31/2012	16.70	15.07	16.40

1/1/2013	3/28/2013	18.47	16.75	18.19
4/1/2013	6/28/2013	20.34	17.76	19.49
7/1/2013	9/30/2013	20.93	19.34	19.92
10/1/2013	12/31/2013	21.86	19.49	21.86

1/1/2014	3/31/2014	22.64	20.51	22.34
4/1/2014	6/30/2014	22.93	21.20	22.74
7/1/2014	9/30/2014	23.88	22.09	23.17
10/1/2014	12/31/2014	25.14	21.55	24.73

1/1/2015	3/31/2015	24.89	22.90	24.11
4/1/2015	6/3/2015	25.30	23.92	24.38
7/1/2015	9/30/2015	25.62	18.52	22.66
10/1/2015	10/29/2015	24.54	21.99	24.43
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P18	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on November 3, 2015, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.
STRUCTURING THE NOTES
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P19	RBC Capital Markets, LLC

Autocallable Reverse Convertible Notes due November 3, 2016 Linked to the Worst Performing of Three Equity Securities
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 30, 2015, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on April 30, 2015.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 30, 2015, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated April 30, 2015.

P20	RBC Capital Markets, LLC